Exhibit 99.1

FOR IMMEDIATE RELEASE

Harris Corporation Names Miguel Lopez Senior Vice President and Chief Financial Officer

MELBOURNE, FL, February 11, 2014—Harris Corporation (NYSE:HRS), an international communications and information technology company, today named Miguel “Mick” Lopez senior vice president and chief financial officer, reporting to Harris President and Chief Executive Officer William M. Brown.

He succeeds Gary L. McArthur, who is leaving Harris to pursue other opportunities. “The Board and I want to express our gratitude to Gary for his many contributions to Harris. We thank him for his dedication and leadership and wish him well in his future endeavors,” said Brown.

Lopez, 54, brings more than 30 years of diverse global financial leadership experience to Harris, the majority of which was spent with IBM, including as CFO for IBM Brazil and Latin America Personal Computers and managing IBM’s Latin America merger and acquisition activity. At IBM, he also held significant roles covering pricing and channel strategy in the EMEA region, financial planning and analysis, credit and treasury. In 2003, Lopez joined Tyco International as CFO for ADT Security Systems North America and was subsequently named vice president of business development for Tyco’s Fire and Security division. He joined Cisco Systems in 2007, where he was responsible for corporate financial planning and operations, which led the company’s $1 billion restructuring and realignment program. Lopez most recently was with Aricent Group, where he served as CFO since 2011 for this global services company owned by investors including affiliates of Kohlberg Kravis Roberts & Co. L.P.

Lopez earned a bachelor’s degree in finance and accounting from Georgetown University and a master’s degree in business administration from the University of Chicago and is a certified public accountant.

“Mick is an exceptional addition to our executive team,” said Brown. “He brings a wealth of leadership experience across a broad spectrum of finance, strategy and M&A functions. His deep, global commercial experience will serve Harris well, as we continue to grow our international footprint and expand our commercial business pursuits.”

A high resolution image of Lopez is available at the following link: Mick Lopez.

About Harris Corporation
Harris is an international communications and information technology company serving government and commercial markets in more than 125 countries. Headquartered in Melbourne, Florida, the company has approximately $5 billion of annual revenue and about 14,000 employees—including 6,000 engineers and scientists. Harris is dedicated to developing best-in-class assured communications® products, systems, and services. Additional information about Harris Corporation is available at harris.com.

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Investor Relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com

Media inquiries: Jim Burke at 321-727-9131, or jim.burke@harris.com